Hudson River Bancorp, Inc.

EXHIBIT 32.2

CERTIFICATION

The undersigned, the Chief Financial Officer of Hudson River Bancorp, Inc. ("the Company"), hereby certifies in his capacity as an officer that the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2003 fully complies with the requirements of Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

8/13/03 Date	/s/ Timothy E. Blow Timothy E. Blow Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Hudson River Bancorp, Inc. and will be retained by Hudson River Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.